Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made in the state of Arizona by and between Digital Caddies, Inc. (“Company”) and Michael Loustalot (“Employee”) (collectively, “Parties”) on this ____ day of ___________, 2013.

RECITALS

A. Company desires to retain Employee as its President and Director under the terms and conditions set forth in this Agreement;

B. Employee desires to be retained by Company under the terms and conditions set forth in this Agreement; and

C. The Parties desire to express their mutual agreements, covenants, promises, and understandings in a written agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, and provisions contained in this Agreement, the Parties agree and declare as follows:

1.   Employment. Company hereby employs Employee to perform services for Company as its President and Director, including, as applicable, executive management and administrative duties required of that position, and Employee accepts that employment, each doing so on the terms and conditions set forth in this Agreement.

2.   Term of Employment. The Term of this Agreement will commence on the March 15, 2013 (the “Effective Date”), and will continue for a period of three years, unless terminated in accordance with the procedures set forth in this Agreement (“Initial Term”). Upon the expiration of the Initial Term, the Employee’s employment under this Agreement will automatically renew for subsequent three (3) year terms, unless Employee or the Company gives the other written notice of non-renewal not less than sixty (60) days prior to the expiration of the then-current term.

3.   Compensation.

a.    Base Annual Salary.

(i) For the first year of Employee’s employment under this Agreement, Company shall pay Employee a gross income of $200,000 and shall not thereafter be reduced

(ii) Employee shall thereafter be entitled to participate in any salary increase program offered by the Company during the Term, on a basis consistent with that applicable to other employees at Employee’s level, taking into account Employee’s position, duties and performance.

(iii) The Employee’s salary shall be pro rated for any partial year.

(iv) The Employee’ salary shall be paid bi-weekly in arrears.

(v) Except as otherwise provided in Section 3(c)(i), below, all payments of salary, commission, bonus, and other compensation are subject to federal and state tax withholdings including, without limitation, income taxes, FICA, FUTA and Medicare taxes.

b.   Commissions

(i) The Employee shall receive cash commissions on Company performance. The Company shall establish a specific plan for each calendar year of the Term. For the first year of the Agreement, the commission plan shall be designed to yield a gross cash commission of $150,000 if Employee achieves 100% of goals established by the Company as outlined in Appendix A.

(ii) The Employee’s commission shall be pro rated for any partial year.

c.    Bonus Payments.

(i) If Employee commences his employment with Company prior to April 1, 2013, and as a result forfeits expected long-term cash and stock bonuses from his previous employer, Company will pay Employee the sum of $45,000 (net after all taxes and withholding, which the Company shall pay) in three equal installment payments of $15,000 each. Those installment payments will be made on April 15, 2013, May 15, 2013, and June 15, 2013.

(ii) Once Company has a total of 200 agreements to provide its services to golf courses and installed the Company’s product, the Company will pay the Employee a $70,000 bonus payment in four monthly installments, without interest, beginning thirty (30) days after the 200th contract has been executed, but in no event shall the full balance of such bonus be paid later than seventy-five (75) days after the close of the calendar year following the calendar year in which such payments began. Thereafter, annual executive bonuses will be determined based on the Company’s annual EBITDA performance, as determined under generally accepted accounting principles (“GAAP”) consistently applied, to be determined and mutually agreed on by the Parties.

d.   Valuation of Option Exercise Price. The exercise price of the options provided herein has been determined based upon public trades of the Company’s Common Stock in the over-the-counter pink sheets.

4.   Benefits. Employee will be entitled to participate in all benefit plans made available to the Company’s executive employees, including, but not limited to, health insurance, death, disability, and 401(k) plan benefits. Until the Employee becomes eligible for coverage under the Company’s health plan, the Company will reimburse Employee one-half of the COBRA premium Employee is paying to maintain Employee’s health insurance. Once Employee becomes eligible for coverage under the Company’s health insurance plan, the Company shall pay for not less than half of the cost of such coverage but, in any event, not less than the amount the Company pays for similarly situated executives. If the Company does not maintain a group life or group disability insurance policy for its employees, the Company shall, not later than six (6) months after the Effective Date, provide Employee with a term policy of life insurance in an amount not less than $1 million (the “Life Policy”), and a disability policy which shall provide the Employee with replacement income in the event of disability (the inability of the Employee to perform the duties of his position) equal to not less than sixty-six and two-thirds percent (66 2/3%) of the Employee’s base salary (the “Disability Policy”). The Employee shall pay up to 50% of the total cost of the Life Policy and the Disability Policy, not to exceed $6,000 per annum.

5.   Stock Options/Stock Purchase Plan.

(i) The Company grants the Employee an option (the “First Option”) to purchase 250,000 shares of the Company’s Common Stock at a price of $0.10 per share. The option will be 100% vested as of the date of this Agreement. The term of the option shall expire seven (7) years following the date of this Agreement. The option will be evidenced by a separate written option agreement which shall not be inconsistent with this Agreement, and shall be provided within thirty (30) days after the date of this Agreement.

(ii) The Company hereby grants the Employee an additional stock option to purchase one million (1,000,000) shares of the Company’s common stock at a price of $0.10 per share (the “Second Option”). Shares subject to the Second Option shall vest at the rate of twenty percent (20%) per year with each year to commence on the date of this Agreement or an anniversary date thereof, so long as the Employee is employed by the Company. The term of this Option shall be for a period of seven (7) years.

(iii) Options granted under clauses (i) or (ii), shall be granted, to the extent possible, as incentive stock options (“ISOs”) but, if not eligible to be treated as ISOs, shall be granted and treated as non-qualified stock options. The options granted under clause (i) and (ii) shall permit the Employee to pay the option exercise price by delivering stock or cash, or both, and shall allow options to be exercised on a “cashless” basis.

(iv) The Company hereby grants Employee the right to apply up to twenty-five percent (25%) of Employee’s salary to purchase stock directly from the Company. Employee stock purchase rights will be evidenced by a separate written agreement which shall be executed within thirty (30) days after the date of this Agreement and which will specify the purchase price and terms and all other conditions and will continue so long as the Employee is employed with the Company. The terms of the stock purchase right agreement shall not be inconsistent with this Agreement.

(v) The Company represents and warrants that it will maintain, authorized and unissued shares sufficient to allow Employee to exercise in full the First and Second Options provided for in this Section 5.

(vi) The Company hereby grants Employee, during the term of this Agreement, including any extensions hereof, the right to participate in, and to purchase, any equity or equity rights offering made by the Company on the same terms and conditions as set forth in the Company’s offering materials.

(vii) If the Employee terminates his employment for Good Reason or if the Company terminates his employment for any reason other than Cause, or if the Employee dies or becomes Disabled, the First and Second Options granted the Employee hereunder shall become fully vested (to the extent not then vested) and shall not terminate until the expiration of 365 days after the date the Employee’s service with the Company ceases.

6.   Golf Membership. Company will provide an interest free loan to Employee for the purchase of a membership at Whisper Rock once additional financing is secured sufficient for Company to be able to afford the investment and/or the Company achieves two consecutive quarterly EBITDA of more than $250,000, as determined under GAAP. The membership will be held in the name of the Employee. The loan for the membership will be forgiven by Company thirty-six (36) months after the membership is purchased (the “Vesting Date”), provided Employee remains employed by Company through the Vesting Date. The Employee shall be responsible for any state or federal income taxes arising from the Company’s forgiveness of the loan. If Employee’s employment is terminated prior to the Vesting Date, the Employee’s ownership interest shall be automatically assigned and transferred to the Company in consideration of the forgiveness of the loan. In no event shall the Employee have any personal liability for the loan.

7.   Termination of Employment. Employee shall not forfeit any vested bonus payments set forth in Section 3(b) that remain to be paid if (i) the Company terminates Employee’s employment for any reason other than Cause or (ii) Employee terminates his employment with Company for Good Reason, as such terms are defined herein.

a.    Termination by Company for Cause. Company shall be authorized to terminate this Agreement for “Cause.” Cause means (i) an intentional act of fraud, embezzlement or theft; (ii) breach of Employee’s fiduciary duty to Company causing material damage to the Company; or (iii) a material breach of this Agreement by Employee.

b.   Termination by Employee for Good Reason. Employee may terminate this Agreement for “Good Reason.” Good Reason means (i) a material and adverse change in Employee’s position, title, compensation or benefits; (ii) a material increase in or reduction of Employee’s employment duties; (iii) Company’s transfer, or attempted transfer, of Employee to a principal workplace outside the Phoenix metropolitan area; or (iv) a material breach of this Agreement by Company.

c.    Termination without Cause. Employee may terminate Employee’s employment under this Agreement without cause, upon the submission of not less than sixty (60) days’ written notice to Company. Employee shall continue to provide services under this Agreement for the remainder of the period, unless Employee and Company otherwise agree. Company shall continue to pay Employee’s annual base salary for the duration of the sixty (60)-day notice period.

d.   Termination of Agreement. No termination of this Agreement by either party will be effective unless the termination is in writing and executed by the party.

8.   Indemnification.

a.    Company agrees to defend, indemnify, and hold the Employee harmless for, from, and against any and all claims, suits, damages, expenses, or liabilities incurred by the Employee as a result of Employee’s acts or omissions performed as an officer, director, or employee of Company, or for duties performed at the request of Company, to the fullest extent permitted by law. The indemnification permitted hereby shall include the obligation to indemnify Employee for attorneys’ fees and costs, costs of any investigation, court costs, and costs of defense, including expert witness fees. The Company agrees to advance to Employee any costs of defense in the event any claim that is subject to indemnity under this Agreement is brought against the Employee.

b.   Employee will make every effort to obtain a release from Golfnow enabling him to perform the services under this Agreement. If Employee does not receive a release from Golfnow that is acceptable to Employee and Company, the Parties will jointly determine whether Employee will engage in activities Golfnow may deem competitive. If suit or any other claim is brought against Employee to enforce any Golfnow non-competition agreement (or any other claims that arise from employment with Golfnow), Company will defend against those claims and be responsible for paying all expenses associated with the defense, including damages or awards to Golfnow as a result of the litigation, and attorneys’ fees and costs. Company has reviewed Employee’s Employment Agreement with Golfnow and understands that Golfnow may attempt to enforce non-competition or other provisions of that agreement.

9.   Employee Covenants.

a.    Covenant Not to Compete.

(i) Employee agrees that while Employee is employed by the Company and for a period of 12 months following the termination of Employee’s employment with the Company (the “Non-Compete Period”), Employee will not compete with any business conducted by Company within the Restricted Area (as defined below) by directly or indirectly performing for or providing to a Prohibited Business (as defined below) the same or similar duties or services that Employee performs for or provides to Company or has performed for or provided to Company within the last 12 months of Employee’s employment with the Company. For purposes of this Agreement, a “Prohibited Business” is any business engaged in the use of internet-based services on tablets or similar devices to build a network for use in connection with golfing activities, and the “Restricted Area” means the United States and Canada.

(ii) Employee agrees that for a period of 12 months after Employee’s employment with the Company ends, regardless of how or why Employee’s employment ends, Employee will not, directly or indirectly, market, sell, attempt to sell, provide or attempt to provide any products or services that compete with those products or services sold or provided by Company to any Person who is a customer of Company (or who was contacted in writing by the Company as a prospective customer) during the last 12 months of Employee’s employment with the Company.

b.   Covenant Not To Solicit. Independent of the foregoing provisions, Employee agrees that for a period of 12 months after Employee’s employment with the Company ends, Employee (i) will not, directly or indirectly, cause any Person to terminate, reduce, alter, divert, reject or refuse business with or from Company, and (ii) will not, directly or indirectly, hire or attempt to hire any employee of Company, nor will Employee, directly or indirectly, encourage or otherwise cause any person employed by Company to voluntarily terminate their employment at Company or to cease providing services to or on behalf of Company.

c.    Covenant Not To Use Or Disclose Confidential Information. Employee understands and acknowledges that during Employee’s employment, Employee will be making use of, acquiring or adding to Company’s confidential information. “Confidential Information” for purposes of this Agreement means all information, concerning the Company’s strategic plans, operations, designs, financing, marketing and improvements of the Company’s internet-based service on tablets or similar devices for use in connection with golf activities. In order to protect the Confidential Information, Employee will not, during Employee’s employment with the Company or thereafter, in any way utilize any of the Confidential Information except in connection with Employee’s efforts for Company. Employee will not at any time use any Confidential Information for Employee’s own benefit or the benefit of any person except Company. Except as expressly authorized in writing by Company, Employee will not at any time copy, reproduce or remove from Company’s premises the original or any copies of Confidential Information, and Employee will not at any time disclose any Confidential Information to anyone. At the end of Employee’s employment, regardless of how or why Employee’s employment ends, Employee will surrender and return to Company any and all Confidential Information in Employee’s possession or control, as well as any other Company property that is in Employee’s possession or control.

d.   Intellectual Property. Employee agrees to disclose and assign to Company any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable ideas or copyrightable works, that Employee may conceive, invent, author or discover, either solely or jointly with another or others during Employee’s employment and that relates to or is capable of use in connection with the business of Company or any services or products offered, manufactured, used, sold or being developed by Company at the time said material is developed. Employee will, upon request of Company, either during or at any time after Employee’s employment ends, regardless of how or why Employee’s employment ends, execute and deliver all papers, including applications for patents and registrations for copyrights, and do such other legal acts (entirely at Company’s expense) as may be necessary to obtain and maintain proprietary rights in any and all countries and to vest title thereto in Company.

e.    Remedy. Employee understands and acknowledges that Company has a legitimate business interest in preventing Employee from taking any actions in violation of this Section 9 and that this Section 9 is intended to protect the business and goodwill of Company. Employee further acknowledges that a breach of this Section 9 will irreparably and continually damage Company. Employee therefore agrees that in the event Employee violates any of the terms of this Section 9, Company will be entitled to seek an injunction stopping Employee from breaching or continuing to breach Employee’s obligations under this Section 9, other appropriate injunctive relief, specific performance, any other equitable remedies and any and all remedies provided by law.

10.   Non-Alienation. This Agreement is personal in its nature, and neither of the parties will, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that this Agreement will inure to the benefit of and be binding upon Employee’s estate, heirs, and personal representatives.

11.   Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

12.   Headings. The descriptive headings of the sections and subsections of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

13.   Further Instruments. The parties will, from time to time and at such time as may be required, take such further actions and execute such further documents as may be reasonably required and necessary to effect the provisions hereof.

14.   Attorneys’ Fees. In case of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party all costs of such action or proceeding, including without limitation reasonable attorneys’ fees, accountants’ fees, costs, and disbursements.

15.   Entire Agreement. This Agreement, and the exhibits hereto, constitutes the parties’ entire agreement with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants, or understandings other than those expressly set forth herein. This Agreement supersedes all prior agreements or understandings between the parties, and may not be modified or amended in any manner other than as set forth herein.

16.   Amendment, Modification, or Waiver. No amendment, modification, or waiver of this Agreement will be valid unless the amendment, modification, or waiver is in writing and signed by Employee and by Company. The failure of any party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

17.   No Rule of Strict Construction. The language of this Agreement will be deemed to have been approved by both parties, and no rule of strict construction will be applied against either party.

18.   No Third-Party Beneficiaries. Nothing in this Agreement will be construed to give any rights or benefits in this Agreement to anyone other than Employee and Company. All duties and responsibilities undertaken under this Agreement will be for the sole and exclusive benefit of Employee and Company, and not for the benefit of any other party.

19.   Governing Law. This Agreement will be construed in accord with and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

DATED ________________________.

“Employee”

________________________________

Michael Loustalot

DATED ________________________.

“Company”

Digital Caddies, Inc., an Oklahoma corporation

By: _____________________________

Its:

Appendix A

Commission Targets

Loustalot, Mike

12/31/13 Salary	2013 Eligible Earnings	Commission %	Commission $
$200,000	$200,000	75%	$150,000

*all amounts shown will be pro-rated for the partial 2013 calendar year

Commission Components	% Goal
Digital Caddie Client Installation	80%	$120,000
Digital Caddie Total Revenue	10%	$15,000
Digital Caddie EBITDA	10%	$15,000

Digital Caddie Client Installations: 100 18 hole installations or more	Achievement of Client Installation goals. This is paid out on a 1 to 1 ratio when viewing performance vs. goal.
Digital Caddie Total Revenue: USD1,000,000 USD or higher	Digital Caddie Total Revenue is defined as total revenue received by the company for the provision of services and any advertising source. This is paid out on a 1 to 1 ratio when viewing performance vs. goal.
Digital Caddie EBITDA: -USD500,000 or better	Digital Caddie EBITDA is defined as total revenue less total expense for all Digital Caddie entities. This is paid out on 1 to 1 ratio when viewing performance vs. goal.

*Payments will be made monthly, subject to a 10% holdback. The holdback % may be increased based on a review of the employee’s and the group’s progress to goal.

*At the discretion of Finance Management, certain non-recurring items may be excluded from the above performance-related metrics.

*This plan supersedes all previous compensation plans.

*This plan is subject to change in future years.

Employee signature:                                                             _______________________________________
I acknowledge commission criteria

Manager's signature:                                                             _______________________________________

Every effort has been taken to ensure that the information in this statement is accurate; however, no warranty or guarantee is implied or intended. If a discrepancy is found to exist between this statement and any of the applicable plan documents or the Company’s human resource information system (HRIS), the provisions of those documents and HRIS will govern. In addition, the Company continuously reviews its remuneration programs in an effort to harmonize compensation practices, as a result there may be modifications to the Company’s compensation and benefits programs. In the event changes are made, you will be treated consistently with your responsibilities at that level at that time. This letter is not intended to create an express or implied contract of employment or other legally enforceable promise between you and the Company and you may not rely on it as such.